Exhibit 99.1

Contacts:

Jennifer Haslip
Chief Financial Officer
Universal Technical Institute, Inc.
(623) 445-9402

Universal Technical Institute Completes Sale and Leaseback of its Norwood Campus

PHOENIX, October 11, 2007–Universal Technical Institute Inc. (NYSE: UTI), a provider of technical education training, today announced that it has completed a sale leaseback transaction for its campus located in Norwood, Massachusetts.

Under the terms of the transaction, which closed on October 10, 2007, UTI sold the building and land at its Norwood, Massachusetts for $33 million. The transaction resulted in a $0.4 million gain that will be amortized over the lease term. Concurrent with the sale transaction, UTI entered into a long term lease with the purchaser for an initial term of 15 years with the option to extend for up to an additional 20 years. The transaction will not change UTI’s operations or course offerings at the Norwood campus but will enhance the company’s cash position.

As a result of the sale, the company will no longer be entitled to a portion of the Massachusetts state investment tax credit that was previously recorded. Accordingly, additional tax expense of approximately $0.9 million or 3 cents per share will be recorded during the fourth quarter ended September 30, 2007.

Also impacting earnings per share during the fourth quarter, as previously reported, the company incurred additional costs related to reducing its workforce and restructuring its sales function. Costs associated with these activities totaled approximately $4.4 million or 10 cents per share.

“We are pleased to announce the completion of our Norwood sale leaseback transaction which capitalized on favorable market conditions that prevailed in commercial real estate. Finalizing this transaction results in all ten of our campuses being leased and results in greater flexibility for our company,” said Kimberly McWaters, president and chief executive officer of UTI.

About Universal Technical Institute

Universal Technical Institute Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at 10 campuses across the United States, and manufacturer-sponsored advanced programs at 18 dedicated training centers. Through its campus-based school system, Universal Technical Institute offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). For more information, visit www.uticorp.com.

Statements in this press release concerning the future business condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance to differ materially from the performance discussed in the forward-looking statements. Factors that could affect the company’s actual performance include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, the effectiveness of the company’s recruiting, advertising and promotional efforts, changes to interest rates and low unemployment. Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

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